Exhibit 10.3

Employment Agreement

of

David B. Becker

(conformed to reflect all amendments through January 1, 2007)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into on the 1st day of June, 2000 and amended each of July 1, 2001 and January 1, 2007, by and between First Internet Bank of Indiana (“First Internet Bank” or the Bank”) and David B. Becker (the “Executive”), but effective as of the Effective Date as defined herein.

WHEREAS, First Internet Bank desires to employ the Executive and the Executive wishes to be employed by First Internet Bank; and

WHEREAS, the parties intend that the Executive will become employed by First Internet Bank as Chairman and Chief Executive Officer.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.                                      Employment Term.  Subject to Section 22 of this Agreement, the “Employment Term” shall mean the continuous period beginning on the date set forth in the attached Exhibit A (the “Effective Date”) and ending on the Executive’s Terminate Date.  The Employment Term shall expire on the first anniversary of the Effective Date (the “Anniversary Date”); provided, however, that, commencing on each Anniversary Date, the Employment Term shall automatically be extended for a period of one (1) year unless either the Bank or the Executive shall have given written notice to the other at least ninety (90) days before the Anniversary Date that the Employment Term shall not be so extended.

2.                                      Employment.

(a)                                 Subject to the provisions of Section 7, the Bank agrees to continue to employ the Executive and the Executive agrees to remain in the employ of the Bank during the Employment Term.  During the Employment Term, the Executive shall be employed in the executive capacity and with the title and duties set forth on Exhibit A.  The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by a person having the title and duties assigned to Executive pursuant to this Agreement.

(b)                                 During the Employment Term, excluding periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonably necessary and sufficient attention and time during business hours to the business and affairs of the Bank to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement.  The Executive may (1) serve on corporate, civil or charitable boards or committees, subject to approval by the Board of Directors of First Internet Bank (the “Board”) which approval shall not be unreasonably withheld or delayed; (2) manage personal investments; (3) deliver lectures, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement; and (4) continuing professional education at the Bank’s expense.

3.             Compensation.

(a)                                 Base Salary.  During the Employment Term, the Bank agrees to pay or cause to be paid to the Executive an annual salary as may be determined or adjusted from time to time (hereinafter referred to as the “Base Salary”).  Such Base Salary shall be payable in accordance with the Bank’s customary practices applicable to its executives and shall not be subject to unilateral reduction by the Bank at any time during the Employment Term.  The Bank shall review the Executive’s Base Salary at least annually, with the first review upon the first anniversary of the Effective Date.

(b)                                 Deferred Compensation.  The Bank shall pay the Executive $35,000 in deferred compensation (“Deferred Compensation”) in one lump sum as soon as practicable after the Amendment Effective Date.  Executive acknowledges that such payment of Deferred Compensation shall be deemed Base Salary paid as set forth in the Employment Agreement.  Executive further acknowledges that upon receipt of the payment of Deferred Compensation, he shall have been paid all Base Salary owed to him as of July 1, 2001 under the Employment Agreement.

(c)                                  Base Salary after Amendment Effective Date.  As of the Amendment Effective Date, Executive’s Base Salary shall be payable at an annual rate of $60,000 and shall be earned and accrued on a per diem basis and shall be paid in accordance with the Bank’s standard and customary procedures for payment of salaries to executive officers and shall not be subject to unilateral reduction by the Bank at any time during the Employment Term.  The Bank shall review the Executive’s Base Salary at least annually.

(d)                                 Annual Bonus.  During the Employment Term, in addition to Base Salary, the Executive shall be awarded, for each calendar year ending during the Employment Term, an annual bonus (the “Annual Bonus”), which shall be in an amount up to 120% of the Executive’s Base Salary and shall be based on performance objectives established by the Compensation Committee or the Board.  The cash portion of any such Annual Bonus, if any, shall be paid no later than the end of the third month of the calendar year next following the calendar year for which the Annual Bonus is earned.  The Executive shall have the opportunity to earn a pro rata bonus for each partial calendar year during the Employment Term.  Any restricted shares that are part of the Annual Bonus shall be earned and paid in accordance with the terms and conditions of the Annual Bonus adopted by the Compensation Committee or the Board.

4.             Benefits.

(a)                                 COBRA Continuation.  For so long as the Executive and/or his or her dependents are eligible to receive continuation coverage provided by a previous employer under COBRA, and the Executive and/or his or her dependents are paying the premiums for such coverage, the Bank shall reimburse the Executive and/or his or her dependents for the premiums paid to continue the coverage.  Upon the date the Executive and/or his or her dependents are no longer eligible to receive continuation coverage from a previous employer under COBRA, provided the Executive is still employed pursuant to the terms of this Agreement, the Executive and/or his dependents shall be eligible to receive benefits provided for in this Agreement.

(b)                                 During Employment Term.  Subject to subsection (a) of this Section 4, during the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Bank and made available to employees generally, including, without limitation, any pension, retirement, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans.  Unless otherwise provided in this Agreement, the Executive’s participation in, such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Bank generally.

(c)                                  Executive Benefits.  Subject to subsection (a) of this Section 4, during the Employment Term, the Executive shall be entitled to participate in all executive benefit or incentive compensation plans maintained or established by the Bank for the purpose of providing compensation and/or benefits to executives of the Bank including, but not limited to, any supplemental retirement, salary continuation, stock option, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans (the “Executive Benefits”).  Unless otherwise provided in this Agreement, the Executive’s benefits under, and the Executive’s participation in, such Executive Benefit plans shall be on the same basis and terms as are applicable to executives of the Bank generally.

5.                                      Reimbursement of Business Expenses.  The Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him or her in connection with the performance of the duties of an executive of the Bank or for promoting, pursuing or otherwise furthering the business or interests of First Internet Bank.

6.                                      Vacation and Sick Leave.  During the Employment Term, at such reasonable times as the Board shall in its discretion permit, the Executive shall be entitled, without loss of pay, to absent himself or herself voluntarily from the performance of his or her employment under this Agreement, provided that:

(a)                                 Vacation.  The Executive shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board for similarly situated executives of the Bank; provided, however, that in no event shall the Executive’s annual vacation entitlement be less than the period set forth on Exhibit A.  Executive will be entitled to carry over any unused vacation from one fiscal year to the next in accordance with Bank policy, but in no event shall Executive be entitled to carry over unused vacation for more than one (I) year.

(b)                                 Sick Leave.  The Executive shall be entitled to sick leave (without loss of pay) in accordance with the Bank’s policies as in effect from time to time.

7.                                      Termination.  Subject to Section 22 of this Agreement, during the Employment Term, the Executive’s employment hereunder may be terminated under the following circumstances:

(a)                                 Cause.  The Bank may terminate the Executive’s employment for “Cause.” For purposes of this Agreement, for “Cause” means:

(i)                                     the Executive has been convicted of, or pled nolo contendere to, a felony or a crime involving moral turpitude; or

(ii)                                  the Executive (1) either (x) intentionally and continually failed substantially to perform his or her reasonably assigned duties with the Bank (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform and the steps required for the Executive to cure the nonperformance, or (y) intentionally engaged in conduct which has been demonstrably and materially injurious to the Bank and (2) the termination is evidenced by a resolution adopted in good faith by more than two-thirds (2/3) of the Board; or

(iii)                               the Executive has breached any of the Executive’s covenants set forth in Section 12 of this Agreement.

(b)                                 Disability.  The Bank may terminate the Executive’s employment after having established the Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his or her duties under this Agreement for three (3) consecutive months or for four (4) months in any consecutive 12-month period.  The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Employment Term and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination delivered by the Bank to the Executive (as each term is hereinafter defined) relating to the Executive’s Disability, the Executive shall be entitled to return to his or her position with the Bank as set forth in this Agreement in which event no Disability of the Executive will be deemed to have occurred.

(c)                                  Good Reason.  The Executive may terminate his or her employment after “Good Reason,” which shall mean the occurrence of any of the following events or conditions:

(i)                                     a material change in the Executive’s status, title, position or responsibilities or reporting requirements which represents a material adverse change from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which are inconsistent with his or her status, title, position, responsibilities or reporting requirements; or any removal of the Executive from or failure to appoint or elect or reappoint or reelect him or her to any of the offices or positions Executive holds, including Executive’s position on the Board of Directors, except in connection with the termination of his or her employment for Disability, Cause, as a result of his or her death or by the Executive other than for Good Reason;

(ii)                                  the failure by the Bank to pay to the Executive any portion of the Executive’s current compensation within thirty (30) days of the date such compensation is due; or

(iii)                               a material reduction in the Executive’s Base Salary, Annual Bonus opportunity, or Executive Benefits without the Executive’s prior written approval.

(d)                                 Change in Control.  If (i) within twelve (12) months following a Change in Control, either (A) the Bank terminates the Executive for reasons other than Cause, Disability or death, or (B) the Executive terminates for Good Reason, or (ii) after the passage of twelve (12) months from the date of a Change in Control, the Executive terminates or is terminated for any reason other than Cause, then such termination is due to a Change in

Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence during the term of the Agreement of:

(i)                                     An acquisition (other than directly from the Bank) of any Common Stock or other voting securities of the Bank entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power of the Bank’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (A) any Bank employee benefit plan (or a trust forming a part of the employee benefit plan) maintained by (x) the Bank or (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Bank (a “Subsidiary”), (B) the Bank or its Subsidiaries, or (C) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(ii)                                  The consummation of:

(1)                                 A merger, consolidation, reorganization or other business combination with or into the Bank or in which securities of the Bank are issued, unless such merger, consolidation, reorganization or other business combination is a “Non- Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Bank or in which securities of the Bank are issued where:

(A)                               the shareholders of the Bank, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-five percent (55%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)                               the individuals who, as of the Effective Date, are members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least fifty-five percent (55%) of the members of the board of directors or the board of trustees of the Surviving Corporation or a corporation that directly or indirectly has Beneficial Ownership of a majority of the voting securities of the Surviving Corporation, and

(C)                               no Person other than (i) the Bank, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part of the employee benefit plan) that immediately prior to such merger_ consolidation or reorganization, was maintained by the Bank, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Bank, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(2)                                 A complete liquidation or dissolution of the Bank; or

(3)                                 The sale or other disposition of all or substantially all of the assets of the Bank to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or

Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Bank which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Bank, and after such share acquisition by the Bank, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

8.                                      Compensation Upon Termination.  Subject to Section 22 of this Agreement, upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the benefits set forth below.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in subsection 8(b)(iv), 8(c)(iv) and 8(d)(iv).

(a)                                 If the Executive’s employment with the Bank shall be terminated (1) by the Bank for Cause or (2) by the Executive voluntarily other than for Good Reason, the Bank shall pay the Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Bank during the period ending on the Termination Date, (iii) vacation pay, and (iv) sick leave (collectively, “Accrued Compensation”).  The Executive shall also receive any other benefits which may be due Executive in accordance with Bank policy and procedures or separate written agreement.

(b)                                 If the Executive’s employment with the Bank shall be terminated by the Executive’s death or Disability, the Executive shall be entitled to the following:

(i)                                     The Bank shall pay the Executive all Accrued Compensation.

(ii)                                  In the event of death, the Bank shall pay the Executive’s dependents and/or estate, a cash payment in an amount equal to 120% of the cash portion of the any bonus awarded by the Bank to the Executive based on the Executive’s performance during the calendar year prior to termination (“Replacement Bonus”).

(iii)                               In the event of Disability, the Bank shall pay the Executive, within four (4) weeks of termination, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a single cash payment in an amount equal to the sum of (A) the Executive’s then current Base Salary plus (B) the Replacement Bonus.

(iv)                              (A) The restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under the Bank’s equity based plans or under any other incentive arrangement shall lapse and the shares underlying those incentive awards shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer the Bank’s shares acquired pursuant to stock-based awards, the Executive shall have the right to require the Bank to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (as such term is defined in the applicable stock incentive plan) of such shares on the date of purchase by the Bank.

(v)                                 For a number of months equal to the lesser of (A) twelve (12) or (B) the number of months remaining under the Employment Term in effect on the date of termination (the “Continuation Period”), the Bank shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive prior to the Termination Date or (y) to other similarly situated executives who continue in the employ of the Bank during the Continuation Period.  The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Executive and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Bank’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive or his or her dependents or beneficiaries obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, programs or practices following the Executive’s termination or employment, including without limitation, retiree medical and life insurance benefits.

(c)                                  If the Executive’s employment with the Bank shall be terminated other than in connection with a Change in Control or a Nonrenewal of Employment Term as provided in Section 9, (1) by the Bank other than for Cause, Disability, or death or (2) by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)            The Bank shall pay the Executive all Accrued Compensation and a Replacement Bonus.

(ii)           The Bank shall pay the Executive, within four (4) weeks of termination, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a single cash payment in an amount equal to two (2) times the sum of (A) the Executive’s then current Base Salary plus (B) the Replacement Bonus.

(iii)          (A)                               The restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under the Bank’s equity based plans or under any other incentive arrangement shall lapse and the shares underlying such incentive awards shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer the Bank’s shares acquired pursuant to stock-based awards, the

Executive shall have the right to require the Bank to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (as such term is defined in the applicable stock incentive plan) of such shares on the date of purchase by the Bank.

(iv)                              For the Continuation Period, the Bank shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive prior to the Termination Date or (y) to other similarly situated executives who continue in the employ of the company during the Continuation Period.  The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Executive and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Bank’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

(d)                                 If the Executive’s employment with the Bank shall be terminated due to a Change in Control, then the Executive shall be entitled to the following:

(i)                                     The Bank shall pay the Executive all Accrued Compensation.

(ii)                                  The Bank shall pay the Executive, within four (4) weeks of termination, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a severance payment in an amount equal to the sum of (A) three (3) times the Executive’s then current Base Salary plus (B) two (2) times the Replacement Bonus.

(iii)          (A) The restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to the Executive after the date of this Agreement under the Banks equity-based plans or under any other incentive an arrangement shall lapse and the shares underlying such incentive award shall become 100% vested and, if permissible under applicable law, freely transferable; all stock options and stock appreciation rights granted to the Executive after the date of this Agreement shall become immediately exercisable and shall become 100% vested; and all performance units granted to the Executive shall become 100% vested and (B) subject to applicable legal limitations and, where required, regulatory approval, in addition to all rights the Executive would have to retain or transfer the Banks shares acquired pursuant to stock-based awards, the Executive shall have the right to require the Bank to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value (as such term is defined in the applicable stock incentive plan) of such shares on the date of purchase by the Bank.

(iv)          For the Continuation Period, the Bank shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive prior to the Termination Date or (y) to other similarly situated executives who continue in the employ of the company during the Continuation Period.  The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Executive and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to clauses (x) and (y) above.  The Bank’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

(v)                                 The Bank shall make payment of, or reimbursement for, the costs, fees and expenses of outplacement assistance services (not to exceed twenty percent (20%) of the Executive’s then current Base Salary) provided by any outplacement agency selected by the Executive.

9.                                      Nonrenewal of Employment Term.  Subject to Section 22 of this Agreement, if the Bank gives notice to the Executive that the automatic extension of the Employment Term under Section 1 shall cease, and a Change in Control has not occurred, the Executive shall be entitled to the benefits set forth below.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in clause (c) of this Section 9.

(a)                                 The Bank shall pay the Executive all Accrued Compensation and a Replacement Bonus.

(b)                                 The Bank shall pay the Executive, within four (4) weeks of termination, as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a severance payment in an amount equal to two (2) times the sum of (A) the Executive’s then current Base Salary plus (B) the Replacement Bonus.

(c)                                  For one full year after the Termination Date (the “Continuation Period”), the Bank shall at its expense continue on behalf of the Executive and his or her dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive prior to the Termination Date or (y) to other similarly situated executives who continue in the employ of the Bank during the Continuation Period.  The coverage and benefits (including deductibles and costs) provided in this Section during the Continuation Period shall be no less favorable to the Executive and his or her dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above.  The Bank’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This subsection (iii) shall’ not be interpreted so as to limit any benefits to which the Executive, his or her dependents or beneficiaries may be entitled under any of the Bank’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, retiree medical and life insurance benefits.

10.                               Section 280G.

(a)                                 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Bank, any Affiliate of the Bank, any person who acquires ownership or effective control of the Bank or ownership of a substantial portion of the Bank’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder), or any Affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments.  Unless the Executive shall have given prior written notice specifying a different order to the Bank to effectuate the foregoing, the Bank shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)                                 The determination of whether the Total Payments shall be reduced as provided in Section 10(a) and the amount of such reduction shall be made at the Bank’s expense by an accounting firm selected by the Bank (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Bank and the Executive within ten (10) days of the

Termination Date.  If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Bank and the Executive.

11.                               Exclusivity of Severance Payments Hereunder.  The Severance Payments and benefits provided for in this Agreement shall be in lieu of any other severance payments, rights, options or benefits to which the Executive may be entitled under any Bank severance or benefit plan, program or arrangement

12.                               Covenants of the Executive.

(a)                                 Confidential Information.  In connection with his or her employment at the Bank, Executive will have access to Trade Secrets.  During and after his or her employment by the Bank, regardless of the reasons that such employment ends, Executive agrees:

(i)                                     to hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Executive’s employment by the Bank;

(ii)                                  to use the Trade Secrets only in furtherance of proper employment related reasons of the Bank to further the interests of the Bank;

(iii)                               to take all reasonable actions that the Bank deems necessary or appropriate to prevent unauthorized use or disclosure of or to protect the interest of the Bank in the Trade Secrets; and

(iv)                              that any of the Trade Secrets, whether prepared by Executive or which may come into Executive’s possession during Executive’s employment hereunder, are and remain the property of the Bank, and all such Trade Secrets, including copies thereof, together with all other property belonging to any of the Bank or its Affiliates, or used in their respective businesses, shall be delivered to or left with the Bank.

Section 12(a) of this Agreement does not apply to (A) information that by means other than the deliberate or inadvertent disclosure by any employee or agent of the Bank becomes well known to the public; or (B) disclosure compelled by judicial or administrative proceedings after Executive diligently tries to avoid each disclosure and affords the Bank the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

(b)                                 Ownership and Return of Documents.  The Executive agrees that all memoranda, notes, records, papers or other documents and all copies of such documents or records relating to the operations or business of First Internet Bank, some of which may have been prepared by the Executive, and all objects associated with the documents or records in any way obtained or controlled by the Executive shall be the property of First Internet Bank.  The Executive shall not, except for First Internet Bank’s use, copy or duplicate any of the aforementioned documents or objects.  The Executive shall not remove the aforementioned documents or objects from the Bank’s facilities nor use any information concerning them either during the Executive’s employment, or at any other time, except for the Bank’s benefit or upon the Bank’s request.  The Executive agrees to deliver all of the aforementioned documents and objects that may be in his or her possession to the Bank upon termination of the Executive’s employment.

(c)                                  Regulatory Matters.  The Bank is regulated by federal and state law and requires the complete confidence of the regulators and its customers if it is to prosper.  Accordingly, Executive shall act in good faith and use his or her best efforts to (i) maintain compliance with applicable federal and state laws, and (ii) preserve and improve the good will, growth and reputation of the Bank in the banking and e-commerce communities.

(d)                                 Non-Competition.  The Bank and the Executive agree that the services rendered by the Executive hereunder are special, unique and irreplaceable.  By and in consideration of the Bank’s entering into this Agreement and the compensation and benefits to be provided by the Bank hereunder, and further in consideration of the Executive’s exposure to the proprietary information of the Bank and its Affiliates, the Executive agrees that he or she will not, during the Employment Term and for a period of one (1) year thereafter, directly own, manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise in the United States.

The parties agree that the Executive may, without violating the foregoing restrictions: (a) own no more than 5% of the outstanding shares of common stock of a Competing Enterprise so long as he is a passive investor and is not an Affiliate of the Competing Enterprise; and/or (b) manage, operate, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, a full service bank which offers, not as its main business, banking products or services via the Internet, so long as he does not directly manage, operate, or control a division or subsidiary of such full service bank which has, as the main business of such division or subsidiary, the delivery of banking products or services via the Internet.

(e)                                  Non-Solicitation.  During the Employment Term and for a period of one (1) year thereafter, the Executive shall not directly or indirectly interfere with the Bank’s relationship with, or endeavor to entice away from the Bank, any person who is or was an employee, vendor, consultant, independent contractor or customer of the Bank or who otherwise had a material business relationship with the Bank.

13.                               Injunctive Relief.  In addition to money damages and the right of the Bank to offset payments to the Executive for any breaches of this Agreement, the Executive agrees that it would be difficult to compensate the Bank fully for damages for any violation of the provisions of this Agreement, including without limitation, the provisions of subsections 12(a), 12(b), 12(c), 12(d) and 12(e).  Accordingly, the Executive specifically agrees that the Bank shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages, This provision with respect to injunctive relief shall not, however, diminish the right of the Bank to offset, or to claim and recover damages in addition to injunctive relief.  The Executive hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state courts of Indiana located in Marion County (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Courts in the Southern District of Indiana) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to his address set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against him in any such court.  The Executive hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the state courts of Indiana located in Marion County, (unless such courts assert no jurisdiction, in which case he consents to the exclusive jurisdiction of the United States District Court of the Southern District of Indiana) and hereby further irrevocably and unconditionally waives and agrees not to plead or to claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The agreements in subsection of Section 12 shall survive the termination of this Agreement.

14.                               Definitions.  In addition to other terms defined herein, the following terms shall be defined as follows:

“Affiliate” shall mean any entity directly or indirectly controlled by, controlling or under common control of the Bank or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Bank, whether by operation of law or otherwise.

“Competing Enterprise” shall mean (i) any Internet bank, including any division or subsidiary of an Internet bank; (ii) any U.S. person, corporation, partnership or other entity, whose main business is to deliver banking products or services via the Internet, or (ii) any U.S. division or subsidiary of any person, corporation, partnership or other entity, whose main business is to deliver banking products or services via the Internet.

“Immediate Family” shall mean the Executive’s children, grandchildren or spouse, a charity or trust exclusively for the benefit of such family members and/or charity or corporations, partnerships or other entities in which such family members are the only shareholders, partners, equity holders or beneficiaries.

“Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Bank or signed by a duly authorized officer of the Bank if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Any purported termination by the Bank or by the Executive shall be communicated by written Notice of Termination to the other.  For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

“Successor and Assign” shall mean, with respect to the Bank, a corporation or other entity acquiring all or substantially all the equity securities or assets and business of the Bank, as the case may be (including this Agreement), whether by operation of law or otherwise.

“Termination Date” shall mean (a) in the case of the Executive’s death, his or her date of death, (b) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of his or her duties on a full- time basis during such thirty (30) day period) and (c) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than two (2) days, and in the case of a termination for Good Reason shall not be less than ninety (90) days, from the date such Notice of Termination is given).

“Trade Secrets” shall mean any of the following:

“Business Operating Information,” including the methodology used by the Bank from time to time to integrate technology with financial services and the delivery of those services and products to the customer and prospective customers of the Bank;

“Financial Information,” including, but not limited to, information relating to the Bank’s earnings, assets, liabilities, prices, pricing structure, volume of purchases or sales or other financial data;

“Simply and Service Information,” including, but not limited to, information relating to goods and services, suppliers’ names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Bank, details of which are not generally known in the banking industry;

“Marketing Information,” including, but not limited to, information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Bank, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

“Personal Information,” including, but not limited to, information relating to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

“Customer Information,” including, but not limited to, information relating to past, existing or prospective customers, their addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Bank, status of customers’ accounts or credit, as well as customer lists.

provided, however, that Trade Secrets shall not include any information that the Executive can show (a) by writings preceding the first date he began discussions with the Bank regarding employment, to be already rightfully in the possession of the Executive without obligation or confidence; (b) is or becomes publicly available without breach of this Agreement or any other agreement between the parties or any agreement under which the parties are beneficiaries; (c) is rightfully received by the Executive from a third party who is not under an obligation of confidence; or (d) is required to be disclosed pursuant to court order, provided that the Executive gives reasonable notice to the Bank or such Affiliated Entity of such order prior to any disclosure.

15.                               Successors and Assigns.

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of the Bank and its Successors and Assigns, and the Bank shall require any Successor or Assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.  The term “Bank” as used herein shall include such Successors and Assigns.

(b)                                 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

16.                               Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when (i) personally delivered; (ii) (A) sent by certified mail, return receipt requested, postage prepaid or (B) sent by overnight courier with proof of delivery; addressed to the respective address listed below or the respective address last given by each party to the other if different than that listed below, provided that all notices to the Bank shall be directed to the attention of the Board with a copy to the Secretary of the Bank.  All notices and communication shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

If to the Executive, to the address shown on Exhibit A.

If to First Internet Bank:

First Internet Bank

8520 Allison Pointe Blvd., Ste. 210

Indianapolis, IN 46250

Attention: Chairman of the Board

With a copy to:

James A. Strain

Sommer & Barnard, PC

4000 Bank One Tower

111 Monument Circle Indianapolis, IN 46240

17.                               Nonexclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Bank or any of its subsidiaries and for which the Executive may qualify, no shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Bank or any of its subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Bank or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

18.                               Indemnification.  To the fullest extent permitted by law, the Bank shall indemnify and hold harmless Executive from and against any and all losses, claims, expenses, damages, or liabilities to which Executive may become subject in connection with the performance or nonperformance of duties under this Agreement except to the extent that any such loss, claim, expense, damage or liability results from Executive’s willful misfeasance or bad faith.  If for any reason other than Executive’s willful misfeasance or bad faith the foregoing indemnification is unavailable or insufficient to hold Executive harmless, then the Bank shall contribute to the amount paid or payable by Executive in such proportion as is appropriate to reflect not only the relative benefits received by the Bank on the one hand and Executive by the other but also the relative fault of the Bank and the Executive, as well as any relevant equitable contributions.

In the event of termination of Executive’s employment for any reason, the Executive shall continue to be entitled to indemnification by the Bank for liability arising from Executive’s acts or failure to act to the same extent and under the same circumstances as provided to the Executive by the Bank’s charter, by-laws, contracts and other arrangements until the last full day of employment.

19.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20.                               Governing Law: Submission to Jurisdiction.  All unresolved disputes arising under this Agreement which do not involve requests for injunctive relief shall be submitted to arbitration in the city of Indianapolis, Indiana, under the rules of the American Arbitration Association.  The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.  This Agreement and the relationship between the Bank and Executive shall be construed exclusively in accordance with the laws of the State of Indiana, without regard to conflict of laws principles.

21.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22.                               Voidability.  Notwithstanding anything else in this Agreement to the contrary, in the event the First Internet Bank is determined by Regulators to be “significantly undercapitalized” as that term is used in Section 38 of the Federal Deposit Insurance Act, 12 U.S.C. § 1831o, as the same may be amended from time to time, this entire Agreement shall become null and void and its provisions shall have no further force or effect.

23.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

24.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, First Internet Bank has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

“BANK”

First Internet Bank of Indiana

By:	Jeffrey K. Harty
Name: Jeffry K. Harty
Title: EVP - CFO

“EXECUTIVE”

/s/ David B. Becker
David B. Becker